EXHIBIT 1.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

Execution Version

February 15, 2024

STRICTLY CONFIDENTIAL

Reference is hereby made to that certain engagement letter, dated as of February 12, 2024 (the “Engagement Letter”), by and between Lexaria Bioscience Corp. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”).  Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Engagement Letter. In connection with Paragraph A.1 of the Engagement Letter and solely as it relates to the Offering publicly announced on February 15, 2024, the Company and Wainwright hereby acknowledge and agree, as evidenced by their signatures hereon, that Wainwright shall receive a cash fee of 6.0% with respect to the gross proceeds raised in such Offering from [***].

This letter shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. This letter may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Accepted and Agreed:

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Mark W. Viklund
Name: Mark W. Viklund
Title: Chief Executive Officer

By:	/s/ Chris Bunka
Name: Chris Bunka
Title: CEO, Principal Executive Officer

430 Park Avenue  |  New York, New York 10022  |  212.356.0500  |  www.hcwco.com

Member: FINRA/SIPC